EXHIBIT 10.76
AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT
     Amendment No. 1 dated and shall be effective on the 12th day of July, 2010 to the Employment Agreement dated November 12, 2007 (the “Original Agreement”) between SMITH & WESSON HOLDING CORPORATION, a Nevada corporation (“Employer”), and MICHAEL F. GOLDEN (“Employee”).
     WHEREAS, Employer and Employee desire to change the term of the Original Agreement as provided in Section 4(a) of the Original Agreement and to modify the results of the termination of Employee’s employment as set forth in Section 4(c) of the Original Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, the parties hereto agree as follows:
     1. Employment Term. Notwithstanding Section 4(a) of the Original Agreement, the term of the Original Agreement is modified hereby to commence on the date hereof and continuing until terminated pursuant to Section 4(b) of the Original Agreement.
     2. Reimbursement for Spousal Attendance. Employer shall reimburse Employee for reasonable expenses incurred by Employee for travel and related expenses incurred by or for Employee’s spouse to attend up to four business related out of town events, conferences or conventions annually.
     3. Results of Termination. The provisions of Section 4(c) of the Original Agreement are hereby amended in their entirety and the following provisions shall apply in the event of a termination of Employee’s employment notwithstanding anything to the contrary contained in the Original agreement or this Amendment No. 1:
          (i) In the event of the termination of Employee’s employment pursuant to Sections 4(b)(i), 4(b)(ii), 4(b)(iv), or 4(b)(v) of the Original Agreement, Employee shall receive no further compensation under the Original Agreement or this Agreement.
          (ii) In the event of the termination of Employee’s employment pursuant to Section 4(b)(iii), of the Original Agreement, Employee shall: (i) for a period of 18 months after the effective date of the termination, continue to receive Employee’s base salary as provided in the Original Agreement; (ii) receive an amount equal to the average of Employer’s cash bonus paid for each of the two fiscal years immediately preceding Employee’s termination, such amount to be paid over the period of 18 months after the effective date of termination; and (iii) receive those fringe benefits being received by Employee pursuant to Section 3(d) of the Original Agreement at the effective date of termination, such benefits to be received over the period of 18 months after the effective date of termination.
          (iii) In the event of the termination of Employee’s employment pursuant to Section 4(b)(vi) of the Original Agreement, Employee shall: (i) for a period of 24 months after the effective date of the termination, continue to receive Employee’s base salary as provided in

Section 3(a) of the Original Agreement; (ii) receive an amount equal to the average of Employer’s cash bonus paid for each of the two fiscal years immediately preceding Employee’s termination, such amount to be paid and received over a period of 24 months after the effective date of the termination: (iii) receive those fringe benefits being received by Employee pursuant to Section 3(d) of the Original Agreement at the effective date of termination, such benefits to be received over a period of 24 months after the effective date of the termination. In addition, any unvested options and restricted stock units granted pursuant to Section 3(c) of the Original Agreement or pursuant to Employee’s previous employment agreement (as provided therein) shall immediately vest.
          (iv) In the event of the termination of Employee’s employment other than for cause, Employee shall receive secretarial support of an employee of Employer at the offices of Employer for a period of 36 months following such termination, or at the discretion of the Employer, a cash payment in lieu of the secretarial support in the amount of $10,000 per 12 month period.
          (v) In the event of the termination Employee’s employment hereunder after the first anniversary of the effective date of this Amendment No. 1 for any reason other than a termination by Employer pursuant to Section 4(b)(v) of the Original Agreement, the options granted pursuant to Section 3(c) of the Original Agreement, or pursuant to Employee’s previous employment agreement (as provided therein) that are vested as of the effective date of termination, will have a nine month post-termination exercise period.
          (vi) In the event of the termination of Employee’s employment hereunder for any reason other than a termination by Employer as provided in Section 4(b)(i), or Section 4(b)(v) of the Original Agreement, or in the event of a termination by Employee with more than six months advance notice to Employer, Employer shall, for a period of 36 months following the effective date of such termination, continue to pay the life insurance premiums on any then existing life insurance policy provided by Employer to Employee, up to an annual premium of $20,000 pro-rated on a monthly basis.
          (vii) In the event of the termination Employee’s employment hereunder for any reason other than a termination by Employer as provided in 4(b)(v) of the Original Agreement, Employee shall receive, for the fiscal year of the notice of termination, any earned bonus, on a pro-rated basis, based on the performance goals actually achieved for the fiscal year of the notice of termination, as determined in the sole discretion of the Board of Directors of Employer.
Any payments made by Employer pursuant to this Section 2 shall be paid on a monthly basis and not in a lump sum. Employee shall receive no additional compensation following any termination except as provided herein. In the event of any termination, Employee shall resign all positions (including positions on the Board of Directors) with Employer and its subsidiaries. If Employee is a “specified employee” with the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”), then payments shall not commence (or be made in the case of a lump sum payment) until six months following Employee’s separation from service to the extent necessary to avoid the imposition of the additional 20% tax under Section 409A

(and in the case of installment payments, the first payment shall include all installment payments required by this subsection that otherwise would have been made during such six month period).
     4. Original Agreement to Remain Intact. Except as specifically provided herein, the Original Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 on the date and year first above written.

SMITH & WESSON HOLDING CORPORATION
By:	/s/ John B. Furman
John B. Furman

/s/ Michael F. Golden
Michael F. Golden

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